CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors
    Camelot Entertainment Group, Inc.
    Irvine, California 92614

As the Registrant’s inpedendent registered public accounting firm, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated April 16, 2007 relating to the consolidated financial statements of the Registrant as of and for the year ended December 31, 2006.

/s/ Malone & Bailey PC
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Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

October 15, 2007